UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2014

Abtech Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52762	14-1994102
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 North Scottsdale Road, Suite 235
Scottsdale, Arizona 85251
(Address of Principal Executive Offices)

(480) 874-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Form 8-K, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Abtech Holdings, Inc., a Nevada corporation, and, unless the context otherwise requires, its majority owned subsidiary, AbTech Industries, Inc., a Delaware corporation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director.

On March 24, 2014 the Company’s Board of Directors accepted the resignation of Steven W. Kohlhagen as a director of the Company, effective March 24, 2014. Mr. Kohlhagen resigned from the Board of Directors of the Company due to personal time constraints and has agreed to now become a member of the Company’s Advisory Board.

(d) Election of New Director

On March 24, 2014, the Company’s Board of Directors unanimously elected William S. Brennan to fill the vacancy on the Board of Directors created by Mr. Kohlhagen’s resignation. Mr.Brennan, age 51, has served on the Company’s Advisory Board since September 2012.

Mr. Brennan will receive the same compensation package as other independent, non-employee directors. Accordingly, the Board granted to Mr. Brennan a stock option for 240,000 shares of the company’s common stock at an exercise price equal to the market price of the Company’s common stock on the date of grant ($0.46 per share) and vesting at a rate of 60,000 shares per year, over the next four years. The option expires 10 years from the date of grant. In addition, Mr. Brennan will receive an annual retainer of $10,000 per year, plus $2,500 per quarter for attendance at regular meetings of the Board. Independent, non-employee directors can also receive up to $20,000 and 40,000 stock options if the Company achieves annual performance targets set by the Board of Directors.

There are no transactions in which Mr. Brennan has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference, or deemed incorporated by reference, in any registration statement pursuant to the Securities Act of 1933, as amended, except as expressly set forth by specific reference in any such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2014	ABTECH HOLDINGS, INC.
(Registrant)

	By:	/s/ Glenn R. Rink
Glenn R. Rink,
Chief Executive Officer and President

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